UNITED STATESSECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 2, 2012

VAULT AMERICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-74928	52-2325923
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PO Box 15040 Aspenwoods, Calgary, Alberta T3H0N8

 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(403) 719-5401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Item 5.01

Changes in Control of Registrant.

On February 2, 2012, Harold Schultz (“Seller’s Representative”), acting as a representative of selling shareholders (collectively, the “Sellers”) of common stock and preferred stock of Vault America, Inc. (the “Company”), and Jeffrey L. Nilsson, acting as a representative of The Green PolkaDot Box, Inc., a Utah corporation (the “Purchaser”),  entered into a Common Stock Purchase Agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, the Sellers agreed to sell (i) 1,044,133 shares of Common Stock of the Company, representing a majority of the 1,144,324 issued and outstanding Common Stock; (ii) 460 shares of Series A Preferred Stock of the Company, representing a majority of the 790 issued and outstanding Series A Preferred Stock; and (iii) 1,000 shares of the Company’s Series B Preferred Stock, representing all issued and outstanding Series B Preferred Stock (the 1,044,133 shares of Common Stock, the 460 shares of Series A Preferred Stock and the 1,000 shares of Series B Preferred Stock, collectively the “Shares”).  In exchange for the sale of the Shares to the Purchaser, the Purchaser agreed to pay Two Hundred Eight Thousand Dollars ($280,000) (the “Purchase Price”) to the Sellers.

The Purchaser deposited Twenty Five Thousand Dollars ($25,000) (the “Deposit”) with the Escrow Agent, as defined in the Purchase Agreement, which Deposit shall become non-refundable ten days after the signing of the Purchase Agreement.  The Purchaser agreed to deposit the balance of the Purchase Price on or before February 17, 2012 and the Closing will take place contemporaneously with such payment.  In the event the Purchaser requires an extension of time through February 29, 2012, the Purchaser must inform the Sellers of the same in writing and wire an additional Twenty Five Thousand Dollars ($25,000) (the “Deposit Extension Fee”).  In the event the balance of the Purchase Price is not timely made, the Sellers, may at their discretion, cancel the Purchase Agreement.

The foregoing description does not purport to be complete and is qualified by reference to the agreements filed as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

10.1

Common Stock Purchase Agreement, dated February 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on February 10, 2012.

VAULT AMERICA, INC.

By: /s/ Harold F. Schultz

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Harold F. Schultz, President and CEO